Exhibit 99.1

FOR IMMEDIATE RELEASE

Citigroup Inc. (NYSE symbol: C)

October 21, 2005

CITI OMNI-S FINANCE LLC COMPLETES TENDER OFFER FOR MASTER
TRUST CERTIFICATES ISSUED BY CITIBANK OMNI-S MASTER TRUST

New York – Citi Omni-S Finance LLC, a Delaware limited liability company, today announced that it has completed its cash tender offer for any and all of the outstanding master trust certificates (the “Certificates”) issued by Citibank Omni-S Master Trust.  The settlement date for Certificates validly tendered is expected to be today, October 21, 2005.

As of the expiration of the offer, the following portions of outstanding Certificates had been validly tendered and accepted for purchase by Citi Omni-S Finance LLC:

Class/Series	Percentage of Principal Amount Tendered	Principal Amount Tendered

Floating Rate Class A Series 1996-5 Master Trust Certificates	70.76%	$353,795,000
Floating Rate Class B Series 1996-5 Master Trust Certificates	0.00%	$0
Floating Rate Class A Series 2000-4 Master Trust Certificates	61.15%	$305,770,000
Floating Rate Class B Series 2000-4 Master Trust Certificates	100.00%	$40,500,000
Floating Rate Class A Series 2001-1 Master Trust Certificates	92.46%	$554,770,000
Floating Rate Class B Series 2001-1 Master Trust Certificates	100.00%	$49,000,000
Floating Rate Class A Series 2001-3 Master Trust Certificates	82.14%	$575,000,000
Floating Rate Class B Series 2001-3 Master Trust Certificates	35.09%	$20,000,000
Floating Rate Class A Series 2002-2 Master Trust Certificates	61.57%	$461,790,000
Floating Rate Class B Series 2002-2 Master Trust Certificates	100.00%	$61,000,000
Floating Rate Class A Series 2002-3 Master Trust Certificates	79.24%	$396,201,000

Class/Series	Percentage of Principal Amount Tendered	Principal Amount Tendered

Floating Rate Class AX Series 2002-3 Master Trust Certificates	100.00%	$400,000,000
Floating Rate Class B Series 2002-3 Master Trust Certificates	100.00%	$40,500,000
Floating Rate Class B Series 2002-5 Master Trust Certificates	80.00%	$50,000,000

77.2% of the aggregate principal amount of all outstanding Certificates have been tendered and accepted for purchase.

Citigroup Corporate and Investment Banking acted as Dealer Manager for the offer.  The Information Agent and the Depositary was Global Bondholder Services Corporation.  Persons with questions regarding the completed offer should contact the Information Agent at (212) 430-3774 (collect) (for banks and brokerage firms) or (866) 470-3800 (for all others) or the Dealer Manager at (800) 558-3745 or (212) 723-6106 (collect).

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Citigroup (NYSE: C), the leading global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Major brand names under Citigroup’s trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex.  Additional information may be found at www.citigroup.com

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject  to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Media Contacts:	Leah Johnson	212-559-9446
	Shannon Bell	212-793-6206

Investors:	Arthur Tildesley	212-559-2718
	John Randel	212-559-5091